Exhibit 16.1

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, UT 84107

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

April 5, 2011

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 4, 2011, of Millstream Ventures, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 (a)  insofar as they relate to our dismissal and our audits for March 31, 2010 and 2009 and any subsequent interim period through the date of dismissal.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, UT 84107